Exhibit 99.1

PROXY

THIS PROXY (this “Proxy”) is dated as of April 5, 2005, by JERRY KAYNE (“Shareholder”), in favor of FRED KAYNE (“FK”).

RECITALS

As of the date of this Proxy, Shareholder owns beneficially and of record 100,797 shares of common stock, par value $0.01 per share, of Big Dog Holdings, Inc., a Delaware corporation (the “Company”).  As used herein, the term “Shares” shall refer to all such shares, which in the aggregate constitute 1.098% of the outstanding common stock of the Company, together with any additional shares of the Company’s common stock issued to or acquired by Shareholder prior to the termination of this Proxy.

As of the date of this Proxy, Shareholder desires to grant to FK a proxy to vote his Shares on the terms set forth below.

TERMS OF PROXY

In consideration of the mutual representations, warranties, covenants and agreements set forth herein and the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Shareholder hereby represents and warrants to FK as follows:

1.1           Authorization.  Shareholder is an individual residing in the United States.  Shareholder has the power and authority to execute and deliver this Proxy, to consummate the transactions contemplated hereby and to grant the rights covered hereby.  This Proxy has been duly executed and delivered by and on behalf of Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

1.2           Title to Shares.  Shareholder is the record and beneficial owner of the Shares and owns such Shares free and clear of liens, claims, charges, options or encumbrances or other rights of third parties of any kind or any proxy or voting restriction other than that granted pursuant to this Proxy.

1.3           Revocation of Previous Proxies.  Shareholder hereby revokes all previous proxies granted with respect to the Shares.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1           Restriction on Transfer of Shares.  During the Term (as defined below), Shareholder agrees that he will not, without the prior written consent of FK:

(a)           Deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy (other than this Proxy) with respect to any of the Shares.

(b)           Enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on the Shares.

2.2           Voting of Shares.  Shareholder hereby constitutes and appoints the FK, during and for the Term, as Shareholder’s true and lawful proxy and attorney-in-fact, with full power of substitution, for and in Shareholder’s name, place and stead, (a) to call, attend and vote all Shares at any and all meetings of shareholders of the Company and any adjournments thereof, (b) to execute any and all written consents of shareholders of the Company and to vote all Shares, and (c) to represent and otherwise act as Shareholder could act, in the same manner and with the same effect as if Shareholder were personally present, at any annual, special or other meeting of the shareholders of the Company, and at any adjournment thereof, or pursuant to any written consent in lieu of meeting or otherwise, including without limitation, the election or removal of the directors of the Company and the calling of meetings for such purpose; provided, however, that such vote or consent in lieu thereof or any other action so taken shall be in accordance with the powers and rights granted to FK pursuant to, and shall be subject to the restrictions set forth in, this Proxy.  FK is hereby authorized to vote the Shares in accordance with the terms of this Proxy.

Shareholder hereby covenants and agrees that (i) he will not vote or take any action by written consent of shareholders in lieu of meeting on any matter which is subject to this Proxy without the prior written consent of FK, and (ii) he will promptly provide FK with copies of any shareholder notices given by the Company and received by Shareholder.

2.3           Further Assurances.  Shareholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by FK to vest in FK (or his designee) the power to vote the Shares and carry out the provisions of this Proxy.

2.4           Term.  The term of this Proxy (the “Term”) shall commence of the date hereof and shall continue until April 5, 2015.

ARTICLE III

GENERAL PROVISIONS

3.1           Severability.  If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Shareholder agrees to negotiate with FK in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.2           Entire Agreement.  This Proxy constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between Shareholder and FK, with respect to the subject matter hereof.

3.3           Amendment.  This Proxy may not be changed, amended or modified orally, but only by an agreement in writing signed by each of the parties hereto.

3.4           Assignment.  This Proxy and the rights hereunder may not be assigned or transferred by FK, except with the prior written consent of Shareholder.

3.5           Parties in Interest.  This Proxy shall be binding upon and inure solely to the benefit of FK, and nothing in this Proxy, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Proxy.

3.6           Governing Law; Jurisdiction.  This Proxy shall be governed by, and construed in accordance with, the laws of the State of California.

3.7           Interpretation.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Proxy as a whole and not to any particular paragraph or other subdivision.  No provision of this Proxy shall be interpreted or construed against either party solely because that party or its legal representative drafted such provision.

3.8           Counterparts.  This Proxy may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Shareholder has caused this Proxy to be duly executed and delivered as of the day and year first written above.

/s/ Jerry Kayne
JERRY KAYNE